Exhibit 10.1

January 7, 2011

[Employee Name]

[Employee Address]

Dear [Employee]:

In consideration of the transactions contemplated in the Agreement and Plan of Merger by and among Duke Energy Corporation (the “Company”), Diamond Acquisition Corporation and Progress Energy, Inc. (“Progress”), dated as of January 8, 2011 (the “Merger Agreement”), and your continued employment with the Company following the consummation of the Merger (as defined in the Merger Agreement), this letter agreement sets forth your agreement to waive certain limited rights to terminate your employment for Good Reason (as defined in the Progress Management Change-in-Control Plan, as amended and restated effective January 1, 2008 (the “CIC Plan”)) or to claim “constructive termination” pursuant to your employment agreement with [Progress Entity], dated as of [date] (the “Employment Agreement”).

You acknowledge and agree to waive your right to (i) terminate your employment for Good Reason under (a) Section 2.13(b) of the CIC Plan as a result of a change in your position, duties or responsibilities in connection with becoming the officer responsible for Regulated Utilities at the Company following the consummation of the Merger; (b) Section 2.13(c) of the CIC Plan as a result of a change in your total incentive compensation opportunity due to your becoming a participant in the Company’s incentive compensation plans following the consummation of the Merger; provided that your target incentive compensation opportunity is substantially similar to that of similarly situated executives of the Company; and (c) Section 2.13(d) of the CIC Plan as a result of a relocation to Charlotte, North Carolina in connection with the Merger or (ii) claim constructive termination under your Employment Agreement as a result of the changes to your position or duties or the relocation of your principal work location as set forth above. Progress acknowledges that in the event that the Merger Agreement is terminated without the Merger being consummated, this letter agreement will be void ab initio and of no further force or effect.

This letter agreement does not affect any other terms or in any way waive any other rights that you may have under the CIC Plan, your Employment Agreement or any other agreements between you and Progress or any of its affiliates or the compensation and benefit plans of Progress or any of its affiliates in which you participate as of the date hereof, including your right to terminate your employment for Good Reason under the CIC Plan or to claim constructive termination under your Employment Agreement, in each case for a reason other than the specific reasons set forth herein, and applies only if a Change-in-Control (as defined in the CIC Plan) occurs as a result of the transactions contemplated by the Merger Agreement.

Please sign below to indicate your acknowledgment and acceptance of the terms of this letter agreement.

Very truly yours,

By:
Name:	William D. Johnson
Title:	Chairman, President and CEO,
Progress Energy, Inc.

Agreed to and acknowledged

as of the 8th day of January, 2011:

[Employee]